BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York  10286

March 26, 2021

Dreyfus Liquid Assets, Inc.

240 Greenwich Street
New York, New York  10286

Re:       Expense Limitation

To Whom It May Concern:

Effective April 30, 2021, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of Dreyfus Liquid Assets, Inc. (the "Fund"), as follows:

Until May 13, 2021, BNYM Investment Adviser will waive receipt of its fees and/or assume the direct expenses of the Fund's Class 1 and Class Z shares so that the direct expenses of the Class 1 and Class Z shares (excluding taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) do not exceed 0.64% and 0.68%, respectively, of the value of the Fund's average daily net assets.  On or after May 13, 2021, BNYM Investment Adviser may terminate this expense limitation agreement at any time.

Until May 13, 2021, BNYM Investment Adviser will waive receipt of its fees and/or assume the expenses of the Fund's Class 2 shares, so that the total annual fund operating expenses of the Class 2 shares (excluding taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) do not exceed 0.50%.  The expense limitations and waivers are voluntary, not contractual, and may be terminated by BNYM Investment Adviser at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser, to lower the net amounts shown and may only be terminated prior to May 13, 2021 in the event of termination of the Management Agreement between BNYM Investment Adviser and the Fund.

                                                                        BNY MELLON INVESTMENT ADVISER, INC.

                                                                        By: /s/ James Bitetto_____________
                                           James Bitetto

                                                                               Secretary

Accepted and Agreed To:

DREYFUS LIQUID ASSETS, INC.

By: /s/ James Windels

       James Windels

       Treasurer